                                                                    Exhibit 99.1

              Harvard Industries Completes Sale of Kingston-Warren

       Transaction Marks Critical Phase in Successful Corporate Turnaround

      LEBANON, N.J., Oct. 4 /PRNewswire/ -- Harvard Industries, Inc. (Nasdaq:
HAVA) today announced the completion of its previously announced sale of substantially all the assets of its Kingston-Warren subsidiary to Hutchinson S.A. for the sum of $115 million in cash, subject to certain adjustments.

      The sale marks a critical phase of Harvard Industries' comprehensive reorganization program.

      Proceeds of the sale were used to pay off the Company's asset-based bank loans and senior secured notes. The Company has also put into place a new two-year $50 million revolving credit facility with General Electric Credit Corp., a facility that will be used for general corporate purposes and potential acquisitions.

      Based in Farmington Hills, Mich., Kingston-Warren produces single- and multi-durometer sealing products and systems. Fiscal 1999 revenues were approximately $119 million.

      "The proceeds from the sale of Kingston-Warren were used to pay off all the Company's long-term debt and revolving credit facility, thereby de-leveraging the Company's balance sheet and enhancing our capital structure," said Roger Pollazzi, Harvard Industries' chairman and CEO. "The remaining proceeds from the sale, along with a new credit facility, will be available to fund the Company's ongoing operations and short-term growth."

      "The recent restructuring of the Company, including the sale of unprofitable or non-core units as well as the elimination of the sources of historical operating losses, has enabled Harvard to generate operating income (excluding fresh start amortization) this year," said Pollazzi, who joined the Company during its bankruptcy period as chairman and CEO. "We are now in a position to use our new capital structure to grow internally while taking advantage of any opportunistic acquisition opportunities that would further diversify the Company's customer base."

      Given the competitive nature of the automotive industry, customer diversification is a vital element of short- and long-term corporate planning. The Company's main business strategy will be to focus on leveraging core competencies in the design and production of OEM automotive components. This will enable Harvard to make available a greater range of products and systems for existing OEM automotive customers while targeting new markets and customers in the non-automotive industrial sector and the automotive aftermarket.

      "Auto makers are finding new ways of building their products and they are looking at suppliers like Harvard who can support those new initiatives," Pollazzi said. "We are going to grow by taking advantage of the opportunities inherent in those changes."

      Part of the business strategy, he said, is to come together with companies that offer a strategic fit to augment Harvard's product line.

      "The 'right company' would likely involve a company that makes aftermarket products with high value added," Pollazzi said. "We are prepared to move quickly on companies that make good sense for us."

      Harvard has retained Lehman Brothers, Inc. to assist in identifying alternative acquisitions.

      Having recently completed a successful turnaround, Harvard's new management team is convinced that future success and profitability depend on the Company's ability to increase its activity in industrial and other manufacturing sectors while selectively increasing its share in existin markets.

      At the time that Harvard emerged from court protection in November 1998, the Company's customer mix was 95 percent automotive and 5 percent industrial. Pollazzi expects to change that mix to 60 percent automotive and 40 percent industrial over the next two years. The Company intends to produce products for the heavy truck and construction equipment markets as well as increase product lines for the automotive market.

      Harvard Industries designs, develops and manufactures a broad range of components for OEM manufacturers, the automotive aftermarket, aerospace and industrial and construction equipment applications worldwide. The Company employs approximately 3,000 employees at 10 plants in the United States and Canada.

      Statements herein regarding the Company's future performance, including the Company's ability to consummate transactions, constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. With respect to the Company's long-term business strategies, management has made certain assumptions regarding the Company's performance which may change or be affected by, among other things, customer demand for the Company's products, and adverse changes in general, market and industry conditions. In addition, there can be no assurance that the Company will be able to successfully identify, negotiate or complete any acquisitions or divestiture transaction, which the Company may be currently contemplating. Management believes that forward-looking statements are reasonable; however, undue reliance should not be placed on such forward-looking statements, which are based on current expectations.

SOURCE Harvard Industries Inc.


                                      -2-